                                                                     EXHIBIT 5.1

                                 August 11, 2000


Digital Impact, Inc.
177 Bovet Road, Suite 200
San Mateo, California 94402

     RE:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about August 11, 2000, in connection with the registration under the Securities Act of 1933, as amended, of 129,623 shares of Common Stock (the "Shares") to be issued under the Mineshare, Inc. 1997 Stock Plan (the "Plan").

     As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares. It is our opinion that the Shares, when issued and sold in the manner referred to in the Plan, and pursuant to the agreements which accompany the Plan, as applicable, will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to said Registration Statement and further consent to the use of our name wherever appearing in said Registration Statement and any amendments thereto.

                                        Sincerely,

                                        WILSON SONSINI GOODRICH & ROSATI
                                        Professional Corporation

                                        /s/ Wilson Sonsini Goodrich & Rosati